UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2021

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

BLOCK 6,

TRIQ PACEVILLE,

ST. JULIANS  STJ 3109

MALTA

(Address of principal executive offices)

356 2713 1276

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC
10.0% Series A Cumulative Redeemable Convertible Preferred Stock	GMBLP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2021, Esports Entertainment Group, Inc. (the “Company”) entered into a underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC and Joseph Gunnar & Co., LLC, as representative of the several underwriters identified therein (collectively, the “Underwriters”), relating to a firm commitment public offering of 800,000 newly issued shares of our 10.0% Series A Cumulative Redeemable Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) at a public offering price of $10.00 per share. Under the terms of the Underwriting Agreement, we granted the Underwriters a 45-day option to purchase up to an additional 120,000 shares of Series A Convertible Preferred Stock from us.

The closing of the offering is scheduled to take place on November 16, 2021.

The gross proceeds to us from the sale of 800,000 shares of Series A Convertible Preferred Stock, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $8,000,000. If the Underwriters exercise their option to purchase additional shares in full, the gross proceeds to us from the offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $9,200,000. We intend to use the net proceeds from this offering to make a payment of €4,000,000 (approximately $4,721,852 using exchange rates in effect at the acquisition date) to Gameday Group Plc for the Bethard acquisition (the second payment to Gameday Group Plc) and for working capital.

The Underwriting Agreement includes customary representations, warranties and covenants, and customary conditions to closing, expense and reimbursement obligations and termination provisions. Additionally, under the terms of the Underwriting Agreement, we have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of these liabilities.

The shares of Series A Convertible Preferred Stock sold by us have been registered pursuant to a registration statement on Form S-3 (File No. 333-252370), which the Securities and Exchange Commission (the “Commission”) declared effective on February 5, 2021. A final prospectus supplement and accompanying base prospectus relating to the offering were filed with the Commission on November 15, 2021.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the legal opinion of Lucosky Brookman LLP related to the shares of Series A Convertible Preferred Stock sold in the offering is filed as Exhibit 5.1 hereto.

Item 3.03. Material Modification to Rights of Security Holders.

As of the issuance by the Company of its Series A Convertible Preferred Stock on November 16, 2021, the ability of the Company to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of its common stock, par value $0.001 per share (“Common Stock”) or any shares of other stock of the Company that rank junior to or on parity with the Series A Convertible Preferred Stock either as to the payment of dividends and/or as to the distribution of assets upon the liquidation, dissolution or winding up of the Company is subject to certain restrictions in the event that the Company does not declare and pay (or set aside) dividends on the Series A Convertible Preferred Stock.

The terms of the Series A Convertible Preferred Stock, including such restrictions, are more fully described in Item 5.03 below, and this description is qualified in its entirety by reference to the Certificate of Designation (as defined in Item 5.03 below), a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 10, 2021, the Company filed a Certificate of Designation of Rights and Preferences (the “Certificate of Designation”) with the Secretary of State of the State of Nevada designating 1,725,000 shares of preferred stock as the Series A Convertible Preferred Stock. As described in Item 1.01 above, on November 11, 2021, the Company entered into the Underwriting Agreement relating to a firm commitment public offering of 800,000 newly issued shares of Series A Convertible Preferred Stock. The following is a summary description of those terms and the general effect of the issuance of the shares of Series A Convertible Preferred Stock on the Company’s other classes of registered securities.

The Series A Convertible Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Convertible Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, which we refer to as “Parity Stock”;

(3)	subject to the consent of the Series A Convertible Preferred Stockholders set forth below in “—Voting Rights,” junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Convertible Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, which we refer to as “Senior Stock”; and

(4)	junior to all of our existing and future indebtedness.

Holders of shares of the Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10.0% per annum.

Dividends on our Series A Convertible Preferred Stock will accrue daily and will be cumulative from, and including, the date of issuance and will be payable monthly on the last day of each calendar month. Any dividend payable on the Series A Convertible Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series A Convertible Preferred Stock at the close of business on the corresponding 15th day of each calendar month, whether or not a business day.

No dividends on shares of Series A Convertible Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the payment thereof would be unlawful under the laws of the State of Nevada or when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Each share of Series A Convertible Preferred Stock is convertible into shares of our common stock, at a conversion price of $17.50 per common share, at any time at the option of the holder. In the event that any shares of Series A Convertible Preferred Stock are called for redemption, the right of conversion ceases and terminates, as to the shares so called for redemption, at the close of business on the seventh (7th) day prior to the date fixed for redemption unless default has been made in the payment of the redemption price.

The Series A Convertible Preferred Stock is redeemable by us, at the $11.00 per share redemption price, at our option commencing, January 1, 2023 or on a mandatory basis at any time upon a change of control as defined in the Certificate of Designation. In any event, the Company must redeem any outstanding shares of the Series A Convertible Preferred Stock on November 16, 2026 at the redemption price.

Holders of shares of Series A Convertible Preferred Stock will not have any voting rights other than those set forth in the Certificate of Designation, except as specifically required by Nevada law or by our articles of incorporation from time to time.

Whenever dividends on any shares of Series A Convertible Preferred Stock have not been declared and paid for the equivalent of 4 or more dividend periods, whether or not for consecutive dividend periods, the authorized number of directors on our board of directors shall, at the next annual meeting of shareholders or at a special meeting of shareholders as provided in the Certificate of Designation, automatically be increased by one and holders of shares of Series A Convertible Preferred Stock, voting together as a single class, shall be entitled, at our next annual meeting of shareholders or at a special meeting of shareholders, to vote for the election of one additional member of the board of directors.

The Certificate of Designation became effective upon filing, and a copy is filed as Exhibit 3.1 to this Current Report on Form 8-K. The above description of the Certificate of Designations is a summary and, as such, does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, which is incorporated herein by reference.

Item 8.01 Other Events.

On November 11, 2021, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement between and among the Company and Maxim Group LLC and Joseph Gunnar & Co., LLC, as representative, dated November 11, 2021
3.1

Certificate of Designation with respect to the 10.0% Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.001 per share, dated November 10, 2021 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-A (File No. 001-39785), filed on November 12, 2021)

5.1	Opinion of Lucosky Brookman LLP
23.1	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
99.1	Press Release, dated November 11, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2021

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer